Exhibit 99.1

NEWS RELEASE Constar International Inc. One Crown Way Philadelphia, PA 19154-4599 Main Phone: (215) 552-3700

For Immediate Release

CONSTAR INTERNATIONAL INC. ANNOUNCES FIRST QUARTER 2007 FINANCIAL RESULTS

Philadelphia, PA – May 15, 2007 — Constar International Inc. (NASDAQ: CNST) today announced its financial results for the first quarter of 2007.

Commenting on the first quarter results, Michael Hoffman, CEO and President of Constar stated, “The first quarter marks the fifth consecutive quarter of improved Credit Agreement EBITDA as compared to the prior year periods. Credit Agreement EBITDA, which includes a one-time charge of approximately $0.4 million, increased 5.2 percent to $12.8 million for the first quarter of 2007. While volumes were disappointing, the improved first quarter performance was driven by increased European profitability, better customer and product mix, and lower costs.”

Consolidated net sales were $212.7 million in the first quarter of 2007 compared to $220.8 million in the first quarter of 2006. The decrease in consolidated net sales was driven by a decline in conventional and custom volumes. This decrease was partially offset by the strengthening of the British Pound and Euro against the dollar.

In the U.S., net sales were $165.2 million in the first quarter of 2007 compared to $182.5 million in the first quarter of 2006. This decrease in U.S. net sales was primarily driven by volume declines. Total U.S. unit volume decreased 8.7 percent compared to the first quarter of 2006. Conventional unit volume declined 9.8 percent while custom unit volume decreased 7.9 percent compared to the first quarter of 2006.

In Europe, net sales were $47.5 million in the first quarter of 2007 compared to $38.3 million in the first quarter of 2006. The increase in European net sales in the first quarter of 2007 was primarily due to favorable foreign currency translations along with increased total unit volume of 6.3 percent compared to the first quarter of 2006.

Gross profit, excluding depreciation expense, decreased by $0.7 million to $19.7 million in the first quarter of 2007 compared to the first quarter of 2006. Gross profit, excluding depreciation expense, as a percentage of net sales improved to 9.3 percent in the first quarter of 2007 from 9.2 percent in the first quarter of 2006. Included in these profit figures is a $0.4 million one-time charge related to a prior period transaction.

Selling and administrative and research and technology expenses were $8.3 million in the first quarter of 2007 compared to $8.7 million in the first quarter of 2006. The decrease was primarily driven by lower legal and audit fees.

Operating income decreased to $3.6 million in the first quarter of 2007 compared to $3.7 million in the first quarter of 2006. This decrease in operating income primarily relates to increased restructuring expenses of $0.3 million and the one-time charge of $0.4 million, partially offset by the improved operating performance described above.

Interest expense increased $0.2 million to $10.3 million in the first quarter of 2007 from $10.1 million in the first quarter of 2006. The increase is a result of a higher effective interest rate, partially offset by lower average borrowings.

Other income increased $0.3 million to $0.4 million in the first quarter of 2007 compared to $0.1 million in the first quarter of 2006. The increase in other income primarily resulted from increases in royalty income, interest income, and foreign currency gains, partially offset by a decrease in the cash surrender value of life insurance policies.

Net loss in the first quarter of 2007 was $6.3 million, or $0.51 loss per basic and diluted share, compared to a net loss in the first quarter of 2006 of $6.3 million, or $0.52 loss per basic and diluted share.

Credit Agreement EBITDA in the first quarter of 2007 increased by $0.7 million, or 5.2 percent, to $12.8 million from $12.1 million in the first quarter of 2006. This increase was driven by the factors discussed above.

Non-GAAP Measures

EBITDA is defined by the Company as net income (loss) before interest expense, provision for income taxes, depreciation and amortization. The Company’s Credit Agreement formerly contained a definition of EBITDA that made adjustments for certain items. This definition was deleted and not replaced as part of the previously reported amendments to the Credit Agreement made in the first quarter of 2007. In the first quarter of 2007, these adjustments would have amounted to $1.3 million. In the first quarter of 2006, the adjustments were $0.3 million. For consistency, the Company is reporting EBITDA on the same Credit Agreement basis.

Credit Agreement EBITDA is not a GAAP-defined measure and may not be comparable to credit agreement or adjusted EBITDA as defined by other companies. Management believes that investors, analysts and other interested parties view our ability to generate Credit Agreement EBITDA as an important indicator of the Company’s operating performance. Management also believes that Credit Agreement EBITDA is a useful measure in understanding trends because it eliminates various non-operational and non-recurring items. In addition, Credit Agreement EBITDA facilitates comparisons to operating performance in prior periods and is used by the Company in setting incentive plan targets. Investors are urged to take into account GAAP measures in evaluating the Company and to review the reconciliation of Credit Agreement EBITDA to net income (loss) in the attached unaudited consolidated statements of operations.

Gross profit, excluding depreciation expense, is not a GAAP-defined measure and may not be comparable to gross profit as defined by other companies. The Company believes that gross profit, excluding depreciation expense, is a useful measure in understanding trends because it eliminates non-cash charges related to depreciation. Investors are urged to take into account GAAP measures in evaluating the Company, and to review the reconciliation of gross profit to gross profit, excluding depreciation expense in the attached unaudited consolidated statements of operations.

Conference Call, Web Cast Information

The Company will hold a conference call on Tuesday, May 15, 2007, at 9:00 a.m. ET to discuss this news release. Forward-looking and other material information will be discussed on this conference call. The dial-in numbers for the conference call are (800) 289-0544 (domestic callers) or (913) 981-5533 (international callers). The conference call will also be broadcast live over the internet and can be accessed via the Company’s website: www.constar.net. Please log on approximately 15 minutes prior to the call to register and download any necessary audio software.

A replay of the broadcast will be available from 1:00 p.m. ET that day until midnight on Tuesday, May 22, 2007 and can be accessed via telephone by dialing (888) 203-1112 (domestic callers) or (719) 457-0820 (international callers) and entering passcode 7681476, or via the web at www.constar.net where it will be archived.

Cautionary Note Regarding Forward-Looking Statements

Except for historical information, all information in this news release consists of forward-looking statements within the meaning of the federal securities laws. These forward-looking statements involve a number of risks, uncertainties and other factors, which may cause the actual results to be materially different from those expressed or implied in the forward-looking statements. Important factors that could cause the statements made in this news release or the actual results of operations or financial condition of the Company to differ include the Company’s relationship with its largest customers, the impact of self-manufacturing on the Company’s business, and the Company’s ability to secure new business, expand sales of custom products and improve the operating performance of its European business. Other important factors are discussed under the caption “Risk Factors” in the Company’s Form 10-K Annual Report for the year ended December 31, 2006 and in subsequent filings with the Securities and Exchange Commission made prior to, on or after the date hereof. The Company does not intend to review or revise any particular forward-looking statement in light of future events.

About Constar

Philadelphia-based Constar is a leading global producer of PET (polyethylene terephthalate) plastic containers for food, beverages and other end-use applications. The Company provides full-service packaging solutions, from product design and engineering to ongoing customer support. Its customers include many of the world’s leading branded consumer products companies.

For more information contact:

Walter S. Sobon, Executive Vice President and Chief Financial Officer, (215) 552-3700

Ed Bisno, Bisno Communications, (212) 717-7578

Tables to Follow

CONSTAR INTERNATIONAL INC.

CONSOLIDATED STATEMENTS OF OPERATIONS COMPARISON

(in thousands, except per share data)

(Unaudited)

	Three months ended March 31,
	2007	2006
Net customer sales	$211,615	$219,857
Net affiliate sales	1,066	957

Net sales	212,681	220,814
Cost of products sold, excluding depreciation	192,965	200,406
Depreciation	7,511	7,959

Gross profit	12,205	12,449

Selling and administrative expenses	6,724	7,396
Research and technology expenses	1,614	1,338
Provision for restructuring	303	44

Total operating expenses	8,641	8,778

Operating income	3,564	3,671
Interest expense	(10,274)	(10,147)
Other income (expense), net	368	145

Loss from continuing operations before income taxes	(6,342)	(6,331)
Provision for income taxes	(6)	(88)

Loss from continuing operations	(6,348)	(6,419)
Income (loss) from discontinued operations, net of taxes	47	76

Net loss	$(6,301)	$(6,343)

Basic and diluted earnings (loss) per common share:
Continuing operations	$(0.51)	$(0.53)
Discontinued operations	—	0.01

Net loss per share	$(0.51)	$(0.52)

Weighted average common shares outstanding:
Basic and Diluted	12,294	12,197

	Three months ended March 31,
	2007	2006
Reconciliation of net loss to Credit Agreement EBITDA:
Net loss	$(6,301)	$(6,343)
Add back:
Interest expense	10,274	10,147
Taxes	6	88
Depreciation	7,511	7,959

EBITDA	11,490	11,851
Other adjustments under Credit Agreement	1,273	283

Credit Agreement EBITDA	$12,763	$12,134

	Three months ended March 31,
	2007	2006
Reconciliation of gross profit to gross profit, excluding depreciation expense:
Gross Profit	$12,205	$12,449
Add back: Depreciation	7,511	7,959

Gross profit, excluding depreciation expense	$19,716	$20,408

Percentage of net sales	9.3%	9.2%

CONSTAR INTERNATIONAL INC.

CONSOLIDATED BALANCE SHEETS COMPARISON

(in thousands, except par value)

(Unaudited)

	March 31, 2007	December 31, 2006
ASSETS
Current Assets:
Cash and cash equivalents	$5,866	$19,370
Accounts receivable, net	74,605	61,101
Accounts receivable - related party	551	856
Inventories, net	87,798	83,355
Prepaid expenses and other current assets	8,826	11,274
Deferred income taxes	2,334	2,257
Current assets of discontinued operations	476	11,602

Total current assets	180,456	189,815

Property, plant and equipment, net	149,617	148,235
Goodwill	148,813	148,813
Other assets	14,716	15,813
Non-current assets of discontinued operations	1,286	1,286

Total assets	$494,888	$503,962

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current Liabilities:
Short-term debt	$2,220	$—
Accounts payable	80,656	82,611
Accounts payable - related party	886	950
Accrued expenses and other current liabilities	37,181	31,433
Current liabilities of discontinued operations	275	8,680

Total current liabilities	121,218	123,674

Long-term debt	393,530	393,466
Pension and postretirement liabilities	18,068	19,143
Deferred income taxes	2,334	2,257
Other liabilities	8,468	8,117
Non-current liabilities of discontinued operations	2,742	2,144

Total liabilities	546,360	548,801

Commitments and contingent liabilities
Stockholders’ deficit:
Preferred Stock, $.01 par value - none issued or outstanding at March 31, 2007 and December 31, 2006	—	—
Common stock, $.01 par value - 12,809 shares issued; 12,560 shares and 12,576 shares outstanding at March 31, 2007 and December 31, 2006, respectively	125	125
Additional paid-in capital	275,904	275,754
Accumulated other comprehensive loss	(18,634)	(18,958)
Treasury stock, at cost - 247 and 233 shares at March 31, 2007 and December 31, 2006, respectively	(832)	(704)
Accumulated deficit	(308,035)	(301,056)

Total stockholders’ deficit	(51,472)	(44,839)

Total liabilities and stockholders’ deficit	$494,888	$503,962

CONSTAR INTERNATIONAL INC.

CONSOLIDATED STATEMENTS OF CASH FLOW COMPARISON

(in thousands)

(Unaudited)

	Three months ended March 31,
	2007	2006
Cash flows from operating activities:
Net loss	$(6,301)	$(6,343)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	8,118	8,729
Bad debt expense (recovery)	—	(506)
Restructuring and other exit activities	(163)	(83)
Stock-based compensation	418	239
Reclassification gain of foreign currency translation adjustments	(142)	—
Deferred income taxes	—	28
Gain on disposal of assets	(80)	(36)
Minority interest	(83)	19
Changes in operating assets and liabilities:
Accounts receivable	(2,000)	(5,520)
Inventories	(4,247)	(6,415)
Prepaid expenses and other current assets	2,671	974
Accounts payable and accrued expenses	(5,460)	(461)
Change in outstanding overdrafts	561	640
Pension and postretirement benefits	(221)	316

Net cash used in operating activities	(6,929)	(8,419)

Cash flows from investing activities:
Purchases of property, plant and equipment	(8,649)	(6,680)
Proceeds from the sale of property, plant and equipment	80	36

Net cash used in investing activities	(8,569)	(6,644)

Cash flows from financing activities:
Proceeds from Revolver loan	193,427	223,265
Repayment of Revolver loan	(191,207)	(208,130)
Costs associated with debt financing	(248)	(299)
Repayment of other debt	—	(1,540)
Other	—	(35)

Net cash provided by financing activities	1,972	13,261

Effect of exchange rate changes on cash and cash equivalents	22	61

Net increase (decrease) in cash and cash equivalents	(13,504)	(1,741)
Cash and cash equivalents at beginning of period	19,370	9,663

Cash and cash equivalents at end of period	$5,866	$7,922